UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 9, 2010

A5 LABORATORIES INC.
(Exact name of registrant as specified in its charter)

Nevada	333-138927	20-5277531
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

10300 Chemin de la Cote-De-Liesse, Lachine, Quebec	H8T 1A3
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (514) 420-0333

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[     ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[     ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[     ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Appointment of Certain Officers and Directors; Departure of Certain Officers and Directors

On August 9, 2010, A5 Laboratories Inc. (the “Company”) received a consent to act from Dr. Gisele Matni. The Company increased the number of directors to two (2) and appointed Dr. Matni as a member to the board of directors and as Vice President of Operations.

Gisele Matni – Director and V.P. Operations

Dr. Matni holds a doctorate in Pharmacy, a master degree in Biochemistry from University of Montreal and a Ph.D. in Analytical chemistry from McGill University.

Dr. Matni brings over 15 years experience in management of pharmaceutical and biotechnology related projects, including in-vitro potency analysis of interferon based products. In addition she has extensive knowledge in identification, specification, extraction, separation and analyses of actives proteins from various source of materials and pharmaceutical drugs.

Dr. Matni has held research scientist positions at Environment Canada where in 1996 she worked on Microwave-Assisted Process technology. From 1997 to 2005 Dr. Matni held a senior management position at Actilab Pharma as director of laboratory operations, quality control/quality assurance of pharmaceutical analyses. Dr. Matni semi retired in 2005, but did provide consulting services in the areas of regulatory approvals and analysis. Dr. Matni’s experience and education in pharmaceutical and biotechnology industry are the reasons the Company appointed her to its board of directors.

Dr. Matni will remain the Company’s director and Vice President of Operations until the next annual meeting of the Company’s shareholders at which directors will be voted on or until the Company’s board of directors appoints her replacement. Dr. Matni is the spouse of Dr. Azani, our director and President. During the last five years Dr. Matni has not held any other directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, 15 U.S.C. 80a-1, et seq., as amended.

Our board of directors now consists of Dr. Richard Azani and Dr. Gisele Matni. There have been no transactions between the Company and Dr. Matni since the Company’s last fiscal year which would be required to be reported herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A5 LABORATORIES INC.

/s/ Richard Azani
Richard Azani
President and Director

Date: August 9, 2010